INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of WorldGate Communication, Inc. on Form S-8, File Nos.: 333-159619, 333-78943, 333-49612, 333-58346 and 333-62810  and on Form S-3, File No. 333-143323 of our report dated March 31, 2010, with respect to our audits of the consolidated financial statements of WorldGate Communication, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for the years then ended, which report is included in this Annual Report on Form 10-K of WorldGate Communication, Inc. for the year ended December 31, 2009.

/s/ Marcum LLP

Marcum LLP

Melville, New York

March 31, 2010